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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE
CITIGROUP INC. (NYSE SYMBOL: C)

28 JUNE 2005

            FSA CITES CITIGROUP FOR CARE AND CONTROLS BREACH IN 2004
                               EUROZONE BOND TRADE

                    No Violation of Market Conduct Principles

       Citigroup to Pay L4 Million and Relinquish Profits of L9.96 Million


London - Citigroup today confirmed it would pay L4 million (US$ 7.29 million) to the UK Financial Services Authority relating to trading activity in the European government bond and bond derivative markets on the 2nd of August 2004. The firm also agreed to relinquish to the FSA approximately L9.96 million (US$ 18.15 million) in profits generated by the trade.

The FSA decision cites Citigroup for breaches of FSA Principle 2 (a firm must conduct its business with skill, care and diligence) and 3 (a firm must take reasonable care to organise and control its affairs responsibly and effectively). However the decision also notes that Citigroup has already taken steps to remedy these care and control issues. The FSA states that Citigroup did not deliberately set out to disrupt the efficient and orderly operation of the MTS platform and that the trading strategy did not depend on price positioning or other distortive behaviour. Also in its decision the FSA noted that it had received very good cooperation from Citigroup during the course of its investigation. The full text of the decision can be found at www.fsa.gov.uk

William J. Mills, Chairman & CEO of Corporate and Investment Banking for Citigroup in EMEA, and Tom Maheras, CEO of Global Capital Markets, commented:
"Today's decision confirms our position that the trade did not breach rules of market conduct. However, we regret that this trade took place because it did not meet our high standards and consequently caused damage to Citigroup's reputation."

Robert Druskin, President and Chief Executive Officer of Corporate and Investment Banking, added: "Our colleagues in Europe and around the world have responded quickly and effectively in improving controls around escalation and training so that the broader ramifications for a trade such as this will always be escalated appropriately and considered properly."

Charles Prince, Chief Executive Officer of Citigroup, concluded: "We are pleased to conclude this matter with the FSA. Citigroup and its employees have made a number of changes in how we do things as a result of this case, and we continue to focus on our shared responsibilities to our clients, to each other and to the Citigroup franchise. Citigroup is committed to maintaining the highest standards of business ethics, to advancing best practice leadership in all its businesses and to fostering a culture of compliance that is second to none."

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Citigroup (NYSE: C), the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and
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credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Travelers Life and Annuity. Additional information may be found at www.citigroup.com.

Media Contacts:         Daniel Noonan    +44 207-986-5608
                        Susan Tether     +44 207-986-5601
                        Andrea Hurst     +1 212-816-4723

Investors:              Art Tildesley    +1 212-559-2718
Fixed Income Investors: John Randel      +1 212-559-5091